EX-19.2
Management Report






Management Report on Mercantile Bank National Association's Compliance, as Servicer, With Article III, Section 3.04 (b) of the Mercantile Credit Card Master Trust Pooling and Servicing Agreement and Applicable Provisions of the Series 1995-1 Supplement



Management of Mercantile Bank National Association (MBNA), as servicer, is responsible for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) of the Pooling and Servicing Agreement for the Mercantile Credit Card Master Trust dated as of May 17, 1995, and the applicable provisions of the Series 1995-1 Supplement, among MBNA, as seller and servicer, and Chase Manhattan Bank (formerly Chemical
Bank), as Trustee (collectively, the Agreement).

Management has performed an evaluation of MBNA's compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement for the year ended August 31, 2000. Based upon this evaluation, management believes that, for the year ended August 31, 2000, MBNA, as servicer, was materially in compliance with the requirements for preparation of the Monthly Servicer Certificates in accordance with
Article III, Section 3.04 (b) and applicable supplemental provisions of the Agreement.


/s/ John Deibel

John Deibel
Vice President
November 21, 2000


                                      9